Exhibit 10.5

GOLDMAN SACHS BANK USA

GOLDMAN SACHS LENDING PARTNERS LLC

200 West Street

New York, NY 10282

PERSONAL AND CONFIDENTIAL

July 30, 2017

Discovery Communications, Inc.

One Discovery Place

Silver Spring, MD 20910

Attention: Fraser Woodford, Senior Vice President, Treasurer

PROJECT HOME

Commitment Letter

Ladies and Gentlemen:

Discovery Communications, Inc., a Delaware corporation (“Parent” or “you”) has advised Goldman Sachs Bank, USA (“GS Bank”) and Goldman Sachs Lending Partners LLC (“GSLP” and, together with GS Bank, “Goldman Sachs”, the “Committed Lenders”, “we” or “us”) that it intends to acquire (the “Acquisition”), directly or indirectly, all of the equity interests of the entity previously identified to us by you as “Skylight” (the “Company” and together with its subsidiaries, the “Acquired Business”) pursuant to the Agreement and Plan of Merger, dated as of July 30, 2017 (together with the exhibits, annexes and schedules thereto, the “Acquisition Agreement”), among the Parent, Skylight Merger Sub, Inc., an Ohio corporation and a wholly owned subsidiary of Parent and Skylight for consideration consisting of shares of the Parent’s common stock as specified therein and cash. Capitalized terms used but not defined herein shall have the meanings assigned to them in Summary of Principal Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”).

You have further advised us that, in connection therewith, it is intended that the cash consideration payable in connection with the Acquisition, the indebtedness of the Acquired Business to be repaid in connection with the Acquisition (including, without limitation, indebtedness under the Five-Year Competitive Advance and Revolving Credit Facility Agreement, dated as of March 31, 2014 (as amended, the “Existing Skylight Credit Agreement”), among the Company, as borrower, the several banks and other financial institutions or entities from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent ) and amounts required to pay expenses related to the foregoing or other transactions related thereto will be obtained from (a) as and to the extent determined by the Parent, available cash of the Parent and the Acquired Business and their respective subsidiaries, including amounts that may be drawn under the Existing Credit Agreement as amended or otherwise modified on or prior to the Closing Date and commercial paper issued to finance the Transactions, and (b) the issuance or incurrence by the Parent, Discovery Communications, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Parent (the “Borrower”) or one of its subsidiaries of approximately $8,800,000,000 in aggregate combination of (i) up to $6,800,000,000 in aggregate principal amount of senior unsecured notes (including any notes that are convertible into stock, the “Notes”) pursuant to one or more registered public offerings or Rule 144A or other private placements (collectively, the “Notes Offering”) and (ii) up to $2,000,000,000 in aggregate principal amount of senior unsecured term loans (the “Term Loans”). In addition, you have advised us that in connection to the foregoing, you intend to seek certain amendments to your Existing Credit Agreement in connection with the Transactions, including increasing the maximum leverage ratio permitted thereunder and modifications necessary to allow the existing notes of the Acquired Business to remain outstanding following consummation of the Transactions (the “Amendment” and the date of effectiveness of the amendment, the “Amendment Effective Date”). In the event $8,800,000,000 in aggregate principal amount of any combination of the Notes and/or the Term Loans have not been issued and incurred on or prior to the closing of the Acquisition and/or the Amendment is not effective on or before the Closing Date, you intend to incur borrowings of term loans under a senior unsecured bridge facility having terms set forth on Exhibit A hereto (the “Facility”) in an aggregate principal amount of up to $9,600,000,000. As used herein, the term “Closing Date” shall mean the date of the initial funding under the Facility to finance the Transactions. As used herein, the Acquisition, the repayment of indebtedness of the Acquired Business in connection therewith, the incurrence of indebtedness by the Parent or one of its subsidiaries and the other transactions described above and the payment of related fees, premiums and expenses are collectively referred to herein as the “Transactions”.

In connection with the foregoing, (i) GS Bank is pleased to advise you of its several (and not joint) commitment to provide up to $2,950,000,000 of Tranche 1 of the Facility, (ii) GSLP is pleased to advise you of its several (and not joint) commitment to provide up to $3,850,000,000 of Tranche 1 of the Facility, up to $2,000,000,000 of Tranche 2 of the Facility and up to $800,000,000 of Tranche 3 of the Facility (GS Bank and GSLP in such capacities, the “Initial Lenders”) and (iii) GS Bank is pleased to advise you of its agreement to act, and you hereby appoint GS Bank to act, as administrative agent (the “Administrative Agent”) for the Facility, in each case subject only to the conditions set forth in the Funding Conditions Provision (as defined below) and in the Summary of Additional Conditions attached hereto as Exhibit B (the “Summary of Additional Conditions”, and together with this commitment letter and the Term Sheet, the “Commitment Letter”); provided that, the amount of the Facility shall be automatically reduced as provided under “Optional Commitment Reductions and Prepayments” and “Mandatory Commitment Reductions and Prepayments” in the Term Sheet, and that any such reduction will be allocated among the commitments of each of the Committed Lenders ratably.

It is agreed that GS Bank will act as lead arranger and bookrunner for the Facility (in such capacity, the “Lead Arranger”). No compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter) will be paid to any Lender in connection with the Facility unless you and the Lead Arranger so agree.

The Lead Arranger reserves the right, prior to or after the execution of definitive documentation for the Facility, to syndicate all or a portion of the Facility to a group of financial institutions identified by the Lead Arranger and you. During the period of 45 days following the date of this Commitment Letter (the “Initial Syndication Period”), the syndication of the Facility, including determinations as to the timing of offers to prospective Lenders, the selection of institutions to be approached, the acceptance and final allocation of commitments, the awarding of titles or roles to any such Lenders and the amounts offered and the compensation provided to each Lender from the amounts to be paid to the Committed Lenders pursuant to the terms of this Commitment Letter and the Fee Letter, will be conducted jointly by the Lead Arranger and the Parent and, except to the extent the Lead Arranger and the Parent otherwise agree, in accordance with the syndication plan heretofore agreed by such parties (the “Syndication Plan”). Without limiting the foregoing, the Facility will be syndicated during the Initial Syndication Period only to the Approved Lenders (as defined in the Fee Letter) or other Lenders approved by you in your sole discretion. Following the Initial Syndication Period, if and for so long as a Successful Syndication (as defined in the Fee Letter) has not been achieved, the syndication of the Facility, including determinations referred to above, shall be conducted by the Lead Arranger in consultation with the Parent and departures may be made from the Syndication Plan in consultation with the Parent; provided that no such syndication shall be made to any person other than (i) Approved Lenders, (ii) commercial and investment banks, in each case whose senior unsecured long-term indebtedness has an “investment grade” rating by

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both S&P and Moody’s (each as defined below), (iii) other persons approved by you (such approval not to be unreasonably withheld or delayed) (the persons described in clauses (i) through (iii), “Eligible Lenders”) and (iv) any other financial institution; provided that solely with respect to this clause (iv), in the event that, notwithstanding the satisfaction of all applicable conditions to funding, any Lender (other than an Eligible Lender) shall default in its obligation to fund its commitment in respect of the Facility on the Closing Date, each Initial Lender shall remain severally obligated to assume its ratable share of the unfunded commitment of such Lender and to fund such share of such commitment (the “Backstop Commitment”); provided, further, that no syndication shall be made to those persons identified by you in writing to the Lead Arranger on or prior to the date hereof or to any competitors of the Parent and its subsidiaries identified by you in writing to the Lead Arranger (or to any known affiliates of such competitors to the extent such affiliates are clearly identifiable on the basis of the name thereof) (such persons collectively, the “Disqualified Institutions”). In connection with any commitments received from Lenders (whether before or after the Initial Syndication Period, but prior to the execution of the Facility Documentation), subject to the limitations in this paragraph, you agree, at the request of the Lead Arranger, to enter into one or more customary joinder agreements or an amendment and restatement of this Commitment Letter providing for such Lender selected in accordance with this paragraph to become a “Committed Lender” under this Commitment Letter and extend commitments in respect of the Facility directly to you (it being agreed that, subject to the second sentence of the foregoing paragraph, such joinder agreements or amendment and restatement of this Commitment Letter will contain such provisions relating to titles, the allocation of any reductions in the commitments of Committed Lenders in respect of the Facility and other matters relating to the relative rights of the Lead Arranger and such Lenders as the Lead Arranger and you shall reasonably agree (or, following the Initial Syndication Period, as the Lead Arranger shall determine in consultation with you)). The aggregate commitments of Goldman Sachs with respect to the Facility shall only be reduced dollar-for-dollar by the amount of each commitment for the Facility received from additional lenders that constitute Eligible Lenders and upon such Eligible Lender becoming a party to this Commitment Letter as a Committed Lender pursuant to a joinder agreement or amendment and restatement of this Commitment Letter or a party to the Facility Documentation as a Lender and, other than with respect to an assignment to an Eligible Lender as provided in this paragraph, notwithstanding the Lead Arranger’s right to syndicate the Facility and receive commitments with respect thereto, (i) no assignment, syndication, participation or receipt of commitments by the Committed Lenders hereunder shall relieve, release or novate any Committed Lender from its obligation hereunder (including its commitments hereunder and its obligation to fund the Facility) until the funding of the loans under the Facility on the Closing Date has occurred, (ii) no assignment or novation by any Committed Lender shall become effective with respect to all or any portion of any Committed Lender’s commitments in respect of the Facility until after the funding of the Facility on the Closing Date and (iii) unless you otherwise agree in writing, each Committed Lender shall retain exclusive control over all rights and obligations with respect to its commitments, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred. Without limiting the foregoing, any reduction of Goldman Sachs’ commitments under the Facility in accordance with the previous sentence or as a result of a reduction of the overall commitments with respect to the Facility, in each case in its capacity as an Initial Lender, pursuant to the terms of this Commitment Letter, shall be allocated between GSLP’s and GS Bank’s respective commitments as determined by GSLP and GS Bank in their sole discretion. Without limiting your obligations to assist with syndication efforts as set forth below, it is understood that the Committed Lenders’ commitments hereunder are not subject to or conditioned on the syndication of the Facility.

The Lead Arranger intends to commence syndication efforts promptly upon the execution of this Commitment Letter and as part of its syndication efforts, it is the Lead Arranger’s intent to have Lenders commit to the Facility prior to the Closing Date (subject to the limitations set forth in the preceding paragraph). You agree actively to assist the Lead Arranger (and to use your commercially reasonable efforts to cause the Acquired Business to actively assist the Committed Lenders) in completing a timely

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syndication that is reasonably satisfactory to them and you. Such assistance shall include, without limitation, until the earlier to occur of (i) a Successful Syndication (as defined in the Fee Letter) and (ii) 60 days after the Closing Date (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from your existing lending and investment banking relationships, (b) direct contact between your senior management, representatives and advisors, on the one hand, and the proposed Lenders, on the other hand, in all such cases at times mutually agreed upon, (c) your assistance, and your using commercially reasonable efforts, to the extent not in contravention of the terms of the Acquisition Agreement, to cause the Company to assist, in the preparation of a customary confidential information memorandum for the Facility and other customary marketing materials to be used in connection with the syndications (the “Confidential Information Memorandum”), including customary pro forma financial statements (other than the portions thereof customarily provided by financing arrangers), (d) prior to the launch of syndication, using your commercially reasonable efforts to procure a public rating (but no specific ratings) for the Borrower’s senior unsecured debt from each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”) in each case taking into account the Transactions, (e) the hosting, with the Lead Arranger, of no more than one meeting to be mutually agreed upon of prospective Lenders at a time and location to be mutually agreed upon and (f) your ensuring that there shall be no competing issues of debt securities or commercial bank or other credit facilities by you or any of your subsidiaries and, to the extent not in contravention of the terms of the Acquisition Agreement, your using commercially reasonable efforts to ensure that there shall be no competing issues of equity securities, debt securities or commercial bank or other credit facilities by the Company or any of its subsidiaries in each case being offered, placed or arranged (other than in each case (i) the Notes and/or the Term Loans, (ii) replacements, extensions and renewals of existing indebtedness that matures prior to the date that is 60 days following the Expiration Date (as defined below), (iii) capital leases, purchase money indebtedness and equipment financings, (iv) issuances of commercial paper in the ordinary course, (v) letter of credit facilities, overdraft protection, bilateral working capital facilities and short term working capital facilities, working capital facilities of foreign subsidiaries of the Parent and/or the Company, factoring arrangements, hedging and cash management arrangements, (vi) any borrowing under the Existing Credit Agreement as amended on or prior to the Closing Date or the Existing Skylight Credit Agreement, and any extension, refinancing, replacement or other modification of the Existing Credit Agreement or the Existing Skylight Credit Agreement (provided that the aggregate amount of commitments and loans under the Existing Credit Agreement as so extended, refinanced, replaced or otherwise modified do not exceed $2,500,000,000), (vii) any secondary offering of equity securities of the Company by any stockholder of the Company and (viii) any other indebtedness of the Company and its subsidiaries permitted to be incurred pursuant to the Acquisition Agreement) if the offering, placement or arrangement of such equity securities, debt securities or commercial bank or other credit facilities would have, in the reasonable judgment of the Lead Arranger, a detrimental effect upon the primary syndication of the Facility. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, but without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that neither the commencement nor completion of the syndication of the Facility nor the obtainment of ratings nor the delivery of any Offering Memorandum shall constitute a condition to the availability of the Facility on the Closing Date or at any time thereafter.

To assist the Lead Arranger in its syndication efforts, you agree promptly to prepare and provide to the Lead Arranger all customary information with respect to you and the Acquired Business and the Transactions, including all financial information and projections (such projections, together with any financial estimates, budgets, forecasts and other forward-looking information, the “Projections”), as the Lead Arranger may reasonably request in connection with the structuring, arrangement and syndication of the Facility. You hereby represent and warrant that (with respect to information relating to the Acquired Business to your knowledge), (a) all written information and written data other than the Projections and information of a general economic or general industry nature (the “Information”) that has been or will be made available to the Lead Arranger and the Committed Lenders by or on behalf of you or any of your

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representatives, taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements thereto) and (b) the Projections that have been or will be made available to the Lead Arranger and the Committed Lenders by or on behalf of you or any of your representatives have been or will be prepared in good faith based upon assumptions that you believe to be reasonable at the time made and at the time the related Projections are made available to the Lead Arranger and the Committed Lenders; it being understood that the Projections are as to future events and are not to be viewed as facts, and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You agree that if, at any time prior to the later of the Closing Date and the date of a Successful Syndication, you become aware that any of the representations in the preceding sentence would be incorrect (to your knowledge with respect to information relating to the Acquired Business) in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will use commercially reasonable efforts to promptly supplement the Information and the Projections so that such representations will be correct (to your knowledge with respect to information relating to the Acquired Business) in all material respects under those circumstances. In arranging and syndicating the Facility, the Committed Lenders will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

You agree to use your commercially reasonable efforts to afford the Lead Arranger a period of at least 20 consecutive business days following the date of the Commitment Letter to syndicate the Facility, prior to the Closing Date. Without limiting your obligations to afford the Lead Arranger the 20 consecutive business day period to syndicate the Facility, it is understood that the Committed Lenders’ commitments hereunder are not subject to or conditioned on the Lead Arranger having been afforded such 20 consecutive business day period to syndicate the Facility.

In addition, you agree to use your commercially reasonable efforts to have delivered to one or more investment banks reasonably satisfactory to you and the Lead Arrangers (collectively, the “Investment Bank”), (1) a complete preliminary prospectus, preliminary offering memorandum or preliminary private placement memorandum (other than the “description of notes” and other information customarily provided by the Investment Bank or its counsel) (collectively, an “Offering Document”) suitable for use in a customary offering registered under the Securities Act of 1933, as amended (the “Securities Act”), or pursuant to Rule 144A relating to the Notes (it being understood that any such obligation shall be deemed satisfied by the delivery of a prospectus supplement substantially in the form of the Borrower’s prospectus supplement, dated March 2, 2017 to the prospectus, dated July 21, 2015, with such modifications to such supplement as the Investment Banks and the Borrower and their respective counsel may deem appropriate in light of the Acquisition and which contains the information required to be contained therein as specified in this paragraph), which contains all financial statements and other data customarily included therein (including all audited financial statements, all unaudited financial statements (which shall have been reviewed by your independent accountants as provided in the procedures specified by the Public Company Accounting Oversight Board in AU 722) (provided that in relation to the historical financial statements of the Borrower or Skylight, as applicable, such condition shall be deemed satisfied through the filing by the Borrower (or Parent instead of the Borrower) or Skylight, as applicable, of its annual report on Form 10-K or quarterly report on Form 10-Q with respect to such fiscal year or interim period) and all required pro forma financial statements prepared in accordance with, generally accepted accounting principles in the United States and Regulation S-X under the Securities Act), and all other data (including selected financial data) that the Securities and Exchange Commission (the “SEC”) would require in a registered offering of the Notes or that would be necessary for the Investment Bank to receive customary “comfort” (including “negative assurance” comfort) from

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independent accountants in connection with the Notes (but excluding, in the case of an offering pursuant to Rule 144A, (i) consolidating and other financial statements and data that would be required by Sections 3-09, 3-10 and 3-16 of Regulation S-X, (ii) any information and data required by Item 402 of Regulation S-K under the Securities Act and information regarding executive compensation and certain related party disclosure pursuant to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A and (iii) any other information customarily excluded in offering memoranda for private placements of debt securities under Rule 144A) and (2)(A) a customary comfort letter (which shall provide “negative assurance” comfort) from your independent accountants (and any predecessor accountant or acquired company accountant to the extent financial statements of the Borrower (or Parent instead of the Borrower) or any acquired company audited or reviewed by such accountants are or would be included in any Offering Document) and (B) a customary “10b-5” disclosure letter from your counsel.

You hereby acknowledge that (a) the Lead Arranger will make available Information and Projections to the proposed syndicate of Lenders by posting such Information and Projections on IntraLinks, SyndTrak Online, Debtdomain or similar electronic means and (b) certain of the Lenders (each, a “Public Lender”) may wish to receive only information that (i) is publicly available or (ii) is not material with respect to you, the Company or its or your securities for purposes of United States federal and state securities laws (collectively, the “Public Side Information”). If reasonably requested by the Lead Arranger, you will use commercially reasonable efforts to assist us, and will use commercially reasonable efforts, to the extent not in contravention of the terms of the Acquisition Agreement, to cause the Acquired Business to assist us, in preparing a customary additional version of the Confidential Information Memorandum to be used by Public Lenders. The information to be included in the additional version of the Confidential Information Memorandum will contain only Public Side Information. It is understood that in connection with your assistance described above, an authorization letter will be included in any Confidential Information Memorandum, which letter authorizes the distribution of the Confidential Information Memorandum to prospective Lenders, containing a representation to the Lead Arranger that the public-side version contains only Public Side Information (and, in each case, a “10b-5” representation to the Lead Arranger), which Confidential Information Memorandum shall exculpate you, the Acquired Business and your and their respective affiliates and us and our affiliates with respect to any liability related to the use of the Confidential Information Memorandum or any related marketing material by the recipients thereof. You agree to use commercially reasonable efforts to identify that portion of the Information that may be distributed to the Public Lenders as “PUBLIC”, which, at the minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof. You agree that by your marking such materials “PUBLIC”, you shall be deemed to have authorized the Lead Arranger (subject to the confidentiality and other provisions of this Commitment Letter) to treat such materials as information that is Public Side Information (it being understood that you shall not be under any obligation to mark any particular portion of the Information as “PUBLIC”). You agree that, subject to the confidentiality and other provisions of this Commitment Letter, the Lead Arranger on your behalf may distribute the following documents to all prospective lenders in the form provided to you and to your counsel a reasonable time prior to their distribution, unless you or your counsel advise the Lead Arranger in writing (including by email) within a reasonable time prior to their intended distribution that such material should only be distributed to prospective lenders that are not Public Lenders (each, a “Private Lender”): (a) the Term Sheet and the Summary of Additional Conditions; (b) drafts and final definitive documentation with respect to the Facility; (c) administrative materials prepared by the Lead Arranger for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda); and (d) notification of changes in the terms of the Facility. If you advise us that any of the foregoing items should be distributed only to Private Lenders, then the Lead Arranger will not distribute such materials to Public Lenders without your consent.

As consideration for the commitments of the Initial Lenders hereunder and the Lead Arranger’s and Administrative Agent’s agreement to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Sheet and in the Fee Letter dated the date hereof and delivered herewith with respect to the Facility (the “Fee Letter”). Once paid, such fees shall not be refundable under any circumstances.

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The commitments of the Committed Lenders hereunder and the agreement of the Lead Arranger and the Administrative Agent to perform the services described herein are subject solely to the conditions set forth in the next sentence of this paragraph and in the Summary of Additional Conditions. Notwithstanding anything in this Commitment Letter, the Fee Letter, the definitive documentation for the Facility (the “Facility Documentation”) or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the accuracy of which shall be a condition to the availability of the Facility on the Closing Date shall be (A) the Specified Representations (as defined below) and (B) the representations and warranties relating to the Acquired Business made by or on behalf of the Acquired Business in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you (and any of your affiliates that are a party to the Acquisition Agreement) have the right to terminate your (and their) obligations under the Acquisition Agreement (or otherwise decline to consummate the Acquisition) without liability to any of you as a result of a breach of such representations and warranties in such agreement (the “Company Representations”) and (ii) the terms of the Facility Documentation shall be in a form such that they do not impair the availability of the Facility on the Closing Date if the conditions set forth in this paragraph and in the Summary of Additional Conditions are satisfied. For purposes hereof, “Specified Representations” means the representations and warranties made by the Borrower and the Parent in the Facility Documentation and set forth in the Term Sheet relating to corporate or other organizational existence, power and authority related to entry into and performance of the Facility Documentation, the due authorization, execution, delivery and enforceability of the Facility Documentation, the incurrence of the loans not violating the constitutional documents of the Borrower and the Parent or the Existing Credit Agreement as amended or otherwise modified on or prior to the Closing Date or debt instruments of the Borrower or the Parent governing indebtedness for borrowed money in an outstanding principal amount or committed amount in excess of $100,000,000 (in each case, after giving effect to the making of the Loans and the application of the proceeds thereof), absence of a payment (with respect to the Facility) or bankruptcy event of default (to be defined in accordance with the Existing Credit Agreement) with respect to the Parent or the Borrower or any event of default under the lien covenant in the Facility Documentation with respect to indebtedness for borrowed money in an outstanding principal amount or committed amount in excess of $100 million, solvency of the Parent and its subsidiaries on a consolidated basis on the Closing Date after giving effect to the Transactions (solvency to be defined in a manner consistent with the solvency definition set forth in Annex I to Exhibit B), U.S. Federal Reserve margin regulations, the U.S. Investment Company Act and the use of loan proceeds not violating OFAC, FCPA or the PATRIOT Act. There shall be no conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of this Commitment Letter, the Fee Letter or the Facility Documentation, other than those expressly stated in the second sentence of this paragraph and in the Summary of Additional Conditions. Without limiting the conditions precedent provided herein to funding the consummation of the Acquisition with the proceeds of the Facility, the Lead Arranger will cooperate with you as reasonably requested in coordinating the timing and procedures for the funding of the Facility in a manner consistent with the Acquisition Agreement. This paragraph is referred to as the “Funding Conditions Provision”.

You agree (a) to indemnify and hold harmless the Administrative Agent, the Lead Arranger, each of the Committed Lenders (including the Initial Lenders) and their respective affiliates and controlling persons and the respective officers, directors, employees, agents, members and successors of each of the foregoing (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, of any kind or nature whatsoever to which such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter,

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the Transactions, the Facility or any related transaction or any claim, litigation, investigation or proceeding, actual or threatened, relating to any of the foregoing (any of the foregoing, a “Proceeding”), regardless of whether such Indemnified Person is a party thereto and whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse such Indemnified Person upon demand for any reasonable and documented out-of-pocket legal expenses of one firm of counsel for all Indemnified Persons and, if necessary, one firm of local counsel in each appropriate jurisdiction, in each case for all Indemnified Persons (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict and thereafter, retains its own counsel, of another firm of counsel for such affected Indemnified Person) and other reasonable and documented out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or expenses (i) to the extent they have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any Related Person of such Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) to the extent arising from a material breach of the obligations of such Indemnified Person or any Related Person of such Indemnified Person under this Commitment Letter or the Facility Documentation (as determined by a court of competent jurisdiction in a final non-appealable decision) or (iii) arising out of, or in connection with, any Proceeding that does not involve an act or omission by you or any of your affiliates and that is brought by an Indemnified Person against any other Indemnified Person other than any Proceeding against the relevant Indemnified Person in its capacity or in fulfilling its role as an agent, arranger or similar role under the Facility, and (b) to reimburse the Lead Arranger and Committed Lenders from time to time, upon presentation of a summary statement, for all reasonable and documented out-of-pocket expenses incurred by the Lead Arranger and Committed Lenders (including, but not limited to, expenses of the Lead Arranger and Committed Lenders’ due diligence investigation (and with respect to third-party diligence expenses, to the extent any such expenses have been previously approved by you, such approval not to be unreasonably withheld); syndication expenses, travel expenses and reasonable fees, disbursements and other charges of counsel to the Administrative Agent identified in the Term Sheet and, for the avoidance of doubt, not of counsel to any Committed Lender or Lead Arranger individually and of a single local counsel to the Administrative Agent in each relevant jurisdiction, except allocated costs of in-house counsel), in each case incurred by the Lead Arranger and Committed Lenders in connection with the Facility and the preparation of this Commitment Letter, the Fee Letter and the Facility Documentation (collectively, the “Expenses”). Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems (including IntraLinks, SyndTrak Online or Debtdomain), except to the extent such damages have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any Related Person of such Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable decision), and (ii) neither you nor any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages in connection with your or their activities related to the Facility or this Commitment Letter; provided that, nothing contained in this clause (ii) shall limit your indemnity or reimbursement obligations to the extent such indirect, special, punitive or consequential damages are included in any third party claim in connection with which such Indemnified Person is entitled to indemnification hereunder. For purposes hereof, a “Related Person” of an Indemnified Person means, if such Indemnified Person is an Administrative Agent, a Lead Arranger or a Committed Lender or any of its affiliates and controlling persons, or any of its or their respective officers, directors, employees, agents, members and successors, any of such Administrative Agent, Lead Arranger or Committed Lender and its affiliates and controlling persons, or any of its or their respective officers, directors, employees, agents, members and successors.

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Your indemnity and reimbursement obligations hereunder will be in addition to any liability which you may otherwise have and will be binding upon and inure to the benefit of any of your successors and assigns and the Indemnified Persons.

You acknowledge that the Committed Lenders and their affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other persons in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. Neither the Committed Lenders nor any of their affiliates will use confidential information obtained from or on behalf of you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by them of services for other persons, and neither the Committed Lenders nor any of their affiliates will furnish any such information to other persons. You also acknowledge that neither the Committed Lenders nor any of their affiliates have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

As you know, each Committed Lender, together with its affiliates, is a full service securities firm engaged, either directly or through its affiliates, in various activities, including securities trading, commodities trading, investment management, research, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, the Committed Lenders and their respective affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you, the Company and other companies that may be the subject of the arrangements contemplated by this Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. Each Committed Lender and its affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Company or other companies that may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.

The Committed Lenders and their respective affiliates may have economic interests that conflict with those of the Company and you. You agree that the Committed Lenders will act under this Commitment Letter as independent contractors and that nothing in this Commitment Letter or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Committed Lenders or any of their respective affiliates and you and the Company, your and their respective stockholders or your and their respective affiliates with respect to the transactions contemplated by this Commitment Letter and the Fee Letter. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Committed Lenders and their respective affiliates, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transactions, each Committed Lender and its applicable affiliates (as the case may be) is acting solely as a principal and not as agents or fiduciaries of you and the Company, your and their respective management, stockholders, creditors or any other person, (iii) the Committed Lenders and their applicable affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Committed Lenders or any of their respective affiliates have advised or are currently advising you or the Company on other matters), except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) you have consulted your own legal and financial advisors to the extent you deemed appropriate. You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. Please note that the Committed Lenders and their affiliates do not provide tax, accounting or legal advice. You hereby

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waive and release any claims that you may have against the Committed Lenders (in their capacity as such) and their applicable affiliates (as the case may be) with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transactions contemplated by this Commitment Letter. It is understood that this paragraph shall not apply to or modify or otherwise affect any arrangement with any financial advisor separately retained by you or any of your or its affiliates in connection with the Acquisition, in its capacity as such.

As you know, Goldman Sachs & Co. LLC has been retained by Parent (or one of its affiliates) as financial advisor (in such capacity, the “Financial Advisor”) in connection with the Acquisition. You agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from the engagement of the Financial Advisor, on the one hand, and our and our affiliates’ relationships with you as described and referred to herein, on the other. Each of the Committed Lenders hereto acknowledges (i) the retention of Goldman Sachs & Co. LLC as the Financial Advisor and (ii) that such relationship does not create any fiduciary duties or fiduciary responsibilities to such Committed Lender on the part of Goldman Sachs or its affiliates.

This Commitment Letter and the commitments hereunder shall not be assignable by you without the prior written consent of the Committed Lenders, not to be unreasonably withheld (and any attempted assignment without such consent shall be null and void), are intended to be solely for the benefit of the parties hereto (and the Indemnified Persons), are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and the Indemnified Persons) and are not intended to create a fiduciary relationship among the parties hereto. Any and all obligations of, and services to be provided by, the Committed Lenders hereunder (including, without limitation, their commitments) may be performed and any and all rights of the Committed Lenders hereunder may be exercised by or through any of their affiliates or branches; provided that with respect to the commitments, any assignments thereof to an affiliate will not relieve the Committed Lenders from any of their obligations hereunder unless and until such affiliate shall have funded the portion of the commitment so assigned; provided, further, that in the case of any assignments between GS Bank and GSLP, or any assignment to an Eligible Lender, such assignment shall relieve the assignor of its commitment hereunder to the extent of such assignment. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Committed Lenders and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (e.g., a “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter, (i) are the only agreements that have been entered into among the parties hereto with respect to the Facility and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Facility, and set forth the entire understanding of the parties hereto with respect thereto.

Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Facility Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the funding of the Facility is subject to conditions precedent provided herein, subject to the Funding Conditions Provision and (ii) the Fee Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) of the parties thereto with respect to the subject matter set forth therein.

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THIS COMMITMENT LETTER AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION; PROVIDED THAT, NOTWITHSTANDING THE FOREGOING TO THE CONTRARY, IT IS UNDERSTOOD AND AGREED THAT ANY DETERMINATIONS AS TO (I) WHETHER ANY REPRESENTATIONS AND WARRANTIES MADE BY OR ON BEHALF OF, OR WITH RESPECT TO, THE COMPANY OR ANY OF ITS SUBSIDIARIES IN THE ACQUISITION AGREEMENT HAVE BEEN BREACHED, (II) WHETHER YOU (AND ANY OF YOUR AFFILIATES THAT IS A PARTY TO THE ACQUISITION AGREEMENT) CAN TERMINATE YOUR (AND THEIR) OBLIGATIONS UNDER SUCH AGREEMENT (OR OTHERWISE DECLINE TO CONSUMMATE THE ACQUISITION) WITHOUT LIABILITY TO ANY OF YOU, AND (III) WHETHER A COMPANY MATERIAL ADVERSE EFFECT (AS DEFINED IN THE ACQUISITION AGREEMENT) HAS OCCURRED SHALL, IN EACH CASE, BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF; PROVIDED, FURTHER, THAT WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT (INCLUDING FOR PURPOSES OF SECTION 8.2(A) OF THE ACQUISITION AGREEMENT), SHALL BE GOVERNED BY THE OHIO GENERAL CORPORATION LAW, INCLUDING MATTERS RELATING TO THE FILING OF THE CERTIFICATE OF MERGER (AS DEFINED IN THE ACQUISITION AGREEMENT) AND THE EFFECTS OF THE MERGER.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County, and any appellate court from any such court, in any action or proceeding arising out of or relating to this Commitment Letter and the Fee Letter, or the transactions contemplated hereby, and agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter, or the transactions contemplated hereby, in any such New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees to commence any such action, suit, proceeding or claim either in the United States District Court for the Southern District of New York or in the Supreme Court of the State of New York, New York County located in the Borough of Manhattan.

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This Commitment Letter is delivered to you on the understanding that none of the Fee Letter and its terms or substance, or this Commitment Letter and its terms or substance, shall be disclosed, directly or indirectly, to any other person or entity (including other lenders, underwriters, placement agents, advisors or any similar persons) except (a) to your officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis, (b) if the Committed Lenders consent to such proposed disclosure (such consent not to be unreasonably withheld), (c) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process or, to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case, you agree, to the extent practicable and not prohibited by law, to notify us of the proposed disclosure in advance of such disclosure and if you are unable to notify us in advance of such disclosure, such notice shall be delivered to us promptly thereafter to the extent permitted by law) or (d) to the extent necessary in connection with the exercise of any remedy or enforcement of any rights hereunder or under the Fee Letter; provided that (i) you may disclose this Commitment Letter and the contents hereof to the Company and its respective officers, directors, equity holders, employees, attorneys, accountants and advisors on a confidential and need-to-know basis, (ii) you may disclose this Commitment Letter and the contents hereof (x) in any proxy or other public filing relating to the Acquisition, and (y) in the Confidential Information Memorandum and in any prospectus or other offering memorandum relating to the Notes and/or the Term Loans, (iii) you may disclose this Commitment Letter, and the contents hereof, to potential Lenders (including any prospective Eligible Lender), and potential equity investors and their respective officers, directors, employees, attorneys, accountants, advisors and other representatives on a confidential and need-to-know basis and to rating agencies in connection with confirming or obtaining ratings for the Parent, the Borrower, the Facility, the Notes, the Term Loans or other senior unsecured indebtedness of the Borrower or the Company, (iv) you may disclose the fees contained in the Fee Letter as part of a generic disclosure of aggregate sources and uses related to fee amounts to the extent customary or required in marketing materials, any proxy or other public filing, and in the Confidential Information Memorandum or any prospectus or other offering memorandum relating to the Notes and/or the Term Loans and (v) to the extent portions thereof have been redacted in a customary manner (as determined by the Lead Arranger in its reasonable discretion) (including, without limitation, redaction of fee amounts), you may disclose the Fee Letter and the contents thereof to the Company and its officers, directors, equity holders, employees, attorneys, accountants and advisors on a confidential and need-to-know basis. Notwithstanding the foregoing, this Commitment Letter may be filed with the Securities and Exchange Commission following your acceptance hereof, and the obligations under this paragraph with respect to this Commitment Letter shall terminate automatically after the earlier of the date (x) of such filing and (y) the Facility Documentation shall have been executed and delivered by the parties thereto. To the extent not earlier terminated, the provisions of this paragraph with respect to this Commitment Letter shall automatically terminate on the second anniversary hereof.

The Committed Lenders and their affiliates will use all confidential information provided to them or such affiliates by or on behalf of you hereunder or in connection herewith solely for the purpose of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information; provided that nothing herein shall prevent any Committed Lender from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such Committed Lender, to the extent not prohibited by applicable law, agrees (except with respect to any routine or ordinary course audit or examination conducted by bank examiners or any governmental bank regulatory authority exercising examination or regulatory authority) to inform you promptly thereof), (b) upon the request or demand of any regulatory authority having jurisdiction over such Committed Lender or any of its affiliates (in which case such Committed Lender, to the extent practicable and not prohibited by law, agrees (except with respect to any routine or ordinary course audit or examination conducted by bank examiners or any governmental bank regulatory authority exercising

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examination or regulatory authority) to inform you promptly thereof and if such Committed Lender is unable to notify you in advance of such disclosure, such notice shall be delivered to you promptly thereafter to the extent permitted by law), (c) to the extent that such information becomes publicly available other than by reason of disclosure by any Committed Lender or any Committed Lender’s affiliates or any of Commitment Lenders’ and such affiliates’ respective officers, directors, employees, attorneys, accountants, advisors and other representatives in violation of any confidentiality obligations owing to you, the Company or any of your or their respective subsidiaries (including those set forth in this paragraph), (d) to the extent that such information is received by such Committed Lender or its affiliates from a third party that is not, to such Committed Lender’s or its affiliates’ knowledge, subject to confidentiality obligations owing to you, the Company or any of their respective subsidiaries, (e) to the extent that such information was already in such Committed Lender’s or its affiliates’ possession or is independently developed by such Committed Lender or its affiliates, (f) to such Committed Lender’s affiliates and such Committed Lender’s and such affiliates’ respective trustees, officers, directors, employees, attorneys, accountants, advisors and other representatives (collectively, the “Representatives”) who need to know such information in connection with the Transactions and are informed of the confidential nature of such information and who agree (which agreement may be oral or pursuant to company policy) to be bound by the terms of this paragraph (or language substantially similar to this paragraph) (provided, that such Committed Lender shall be responsible for its affiliates and its affiliates’ Representatives), (g) to potential or prospective Lenders, participants or assignees and any direct or indirect contractual counterparties to any swap or derivative transaction relating to the Borrower and its obligations under the Facility (in each case, other than a Disqualified Institution), in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph), (h) subject to your prior approval of the information to be disclosed (such approval not to be unreasonably withheld, conditioned or delayed), to rating agencies in connection with obtaining ratings for the Facility, (i) for purposes of establishing a “due diligence defense”, (j) to the extent necessary in connection with the exercise of any remedy or enforcement of any rights hereunder or under the Fee Letter, (k) unless such person has been notified to hold such information in confidence from the other parties hereto, to any other party hereto or (l) to the extent you consent to such proposed disclosure. The Committed Lenders’ obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the definitive documentation relating to the Facility upon the initial funding thereunder, if and to the extent the Committed Lenders are party thereto, and shall in any event terminate upon the second anniversary of the date hereof.

The syndication, information, reimbursement and compensation provisions (if applicable in accordance with the terms hereof and the Fee Letter), indemnification, waiver of indirect, special, punitive or consequential damages, confidentiality (except to the extent set forth herein), jurisdiction, governing law, venue, absence of fiduciary relationship and waiver of jury trial provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether Facility Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Committed Lenders’ commitments hereunder; provided that your obligations under this Commitment Letter, other than those relating to the confidentiality of the Fee Letter, syndication of the Facility, information and indemnification (to the extent not covered by the Facility Documentation), shall automatically terminate and be superseded by the Facility Documentation upon the initial funding thereunder (or, in the event of the closing of the Acquisition without the funding of the Facility, the documentation relating to the Notes and/or the Term Loans) and the payment of all amounts owing at such time hereunder and under the Fee Letter, and you shall be automatically released from all liability in connection therewith at such time.

We hereby notify you that pursuant to the requirements of the U.S.A. PATRIOT Improvement and Reauthorization Act, Title III of Pub. L.107-56 (signed into law October 26, 2001, as amended from time to time, the “PATRIOT Act”), each of the Committed Lenders and each other Lender is required to

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obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes the name, address, tax identification number and other information regarding the Borrower and the Guarantors that will allow any of the Committed Lenders or such Lender to identify the Borrower and the Guarantors in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to the Committed Lenders and each Lender.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to Goldman Sachs executed counterparts hereof and of the Fee Letter not later than 9:00 a.m., New York City time, on July 31, 2017. The Committed Lenders’ commitments hereunder and agreements contained herein will expire at such time in the event that the Lead Arranger has not received such executed counterparts in accordance with the immediately preceding sentence. This Commitment Letter and the commitments and undertakings of each of the Committed Lenders hereunder shall automatically terminate upon the first to occur of (i) the termination of the Acquisition Agreement, (ii) July 30, 2018 (the “Expiration Date”), unless each of the Committed Lenders shall, in their discretion, agree to an extension, (iii) the execution of the Facility Documentation (except with respect to the Backstop Commitment) by the Lenders with commitments thereunder in an aggregate amount no less than the outstanding commitments hereunder, (iv) the consummation of the Transactions with or without the funding of the Facility and (e) receipt by the Lead Arranger of written notice from the Borrower of its election to terminate all commitments under the Facility in full. In addition, GSLP’s commitment with respect to Tranche 3 shall terminate on the Amendment Effective Date. You shall have the right to terminate this Commitment Letter and the commitments of the Committed Lenders hereunder with respect to the Facility (or a portion thereof pro rata among the Committed Lenders under the Facility) at any time upon written notice to the Committed Lenders from you, subject to your surviving obligations as set forth in the third to last paragraph of this Commitment Letter and in the Fee Letter.

[Remainder of this page intentionally left blank]

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We are pleased to have been given the opportunity to assist you in connection with the financing for the Acquisition.

Very truly yours,

[signature pages follow]

[Signature Page to Project Home Commitment Letter]

GOLDMAN SACHS BANK USA

By:	/s/ Goldman Sachs Bank USA
	Name:	Goldman Sachs Bank USA
	Title:	Authorized Signatory

GOLDMAN SACHS LENDING PARTNERS LLC

By:	/s/ Goldman Sachs Lending Partners LLC
	Name:	Goldman Sachs Lending Partners LLC
	Title:	Authorized Signatory

[Signature Page to Project Home Commitment Letter]

Accepted and agreed to as of
the date first above written:

DISCOVERY COMMUNICATIONS, INC.

By:	/s/ David M. Zaslav
	Name:	David M. Zaslav
	Title:	President and Chief Executive Officer

DISCOVERY COMMUNICATIONS, LLC

By:	/s/ David M. Zaslav
	Name:	David M. Zaslav
	Title:	President and Chief Executive Officer

[Signature Page to Project Home Commitment Letter]

EXHIBIT A

Project Home

Summary of Principal Terms and Conditions

All capitalized terms used but not defined herein shall have the meanings given to them in the

Commitment Letter to which this term sheet is attached, including the other Exhibit thereto.

Borrower:	Discovery Communications, LLC (the “Borrower”).

Guarantors:	Discovery Communications, Inc. (the “Parent”) and each wholly-owned material domestic subsidiary of Parent that guarantees indebtedness for borrowed money of the Parent or the Borrower in an outstanding principal amount or committed amount in excess of $100,000,000 (such guarantors, the “Subsidiary Guarantors”, and the Subsidiary Guarantors together with Parent, the “Guarantors”) .

Lead Arranger:	Goldman Sachs Bank USA (the “Lead Arranger”).

Sole Administrative Agent:	Goldman Sachs Bank USA (in such capacity, the “Administrative Agent).

Lenders:	Banks and other financial institutions selected by the Lead Arranger and the Borrower in accordance with the terms of the Commitment Letter (each, a “Lender” and, collectively, the “Lenders”).

Transactions:	As set forth in the Commitment Letter.

Facility:

A senior unsecured bridge loan facility in an aggregate principal amount of up to $9,600,000,000, consisting of:

(a) a $6,800,000,000 tranche 1 term loan facility (“Tranche 1”);

(b) a $2,000,000,000 tranche 2 term loan facility (“Tranche 2”); and

(c) an $800,000,000 tranche 3 term loan facility (“Tranche 3” and, together with Tranche 1 and Tranche 2, the “Facility”),

in each case less the amount of any reductions of the commitments on or prior to the Closing Date as set forth under “Optional Commitment Reductions and Prepayments” and “Mandatory Commitment Reductions and Prepayments” below.

Each of Tranche 1, Tranche 2 and Tranche 3 are referred to herein as a “Tranche”.

A-I-1

Purpose/Use of Proceeds:	The proceeds of the loans under the Facility (the “Loans”) will be used on the Closing Date, together with available cash of the Borrower and the Acquired Business, and any proceeds from the issuance of the Notes and the Term Loans on or prior to the Closing Date, to pay the cash portion of the consideration under the Acquisition Agreement, to repay certain indebtedness of the Acquired Business, to pay fees and expenses incurred in connection with the Transactions and, with respect to the proceeds of the Loans from Tranche 3, to repay outstanding indebtedness under the Existing Credit Agreement.

Availability:	Loans will be available in a single drawing under each Tranche on the Closing Date. The Loans will be available in U.S. dollars.

Maturity:	The Loans will mature on the day that is 364 days after the Closing Date (the “Maturity Date”).

Ranking:	The Loans will be unsecured and will rank equal in right of payment with all other unsecured senior obligations of the Borrower.

Guarantee:	All obligations of the Borrower under the Facility shall be unconditionally guaranteed by the Parent and the Subsidiary Guarantors pursuant to documentation consistent with and substantially similar to the guarantee of the Parent in the Existing Credit Agreement.

Pricing:	As set forth on Schedule I to this Exhibit A.

Optional Commitment Reductions and Prepayments:

Commitments may be terminated in whole or reduced in part, at the option of the Borrower, at any time without premium or penalty, upon one business day’s written notice, in minimum amounts and multiples to be agreed.

Loans may be prepaid, in whole or in part, at the option of the Borrower, at any time without premium or penalty (except LIBOR breakage costs), upon three business days’ written notice, in minimum amounts and multiples to be agreed.

Mandatory Commitment Reductions and Prepayments:

Commitments under the Facility will be automatically reduced, and Loans will be required to be prepaid within three business days following the receipt of the applicable proceeds, in an aggregate amount equal to:

(a) Without duplication of clause (e) below, 100% of the Net Cash Proceeds actually received by the Borrower or any of its subsidiaries from the issuance of the Notes, whether before or after the Closing Date;

(b) 100% of the Net Cash Proceeds received by the Borrower from any Equity Issuance (as defined below) after the date of the Commitment Letter, whether before or after the Closing Date;

(c) 100% of the Net Cash Proceeds in excess of $100,000,000 for any individual transaction (and in excess of $250,000,000 in the aggregate) received by the Borrower or any of its subsidiaries from non-ordinary course sales or other dispositions of any property or assets of the Borrower or any of its subsidiaries (including any non-ordinary course sale or issuance of any equity interest, in each case to third parties, by any subsidiary) other than Net Cash Proceeds (i) of sales or other dispositions in the ordinary course of business, (ii) of sale-leasebacks by the Borrower and its subsidiaries, (iii) of intercompany sales or other dispositions, (iv) that are reinvested (or committed to be reinvested) in other assets used or useful in the business of the Borrower or any of its subsidiaries (or used to replace damaged or destroyed assets) within 9 months after receipt of such proceeds and (v) other exceptions to be mutually agreed; provided that notwithstanding the foregoing, receipt of such Net Cash Proceeds by any subsidiaries of the Borrower other than domestic U.S. subsidiaries shall not require any reduction of commitments and/or prepayment of Loans under the Facility to the extent such reduction or prepayment (x) would result in material adverse tax consequences or (y) is prohibited, delayed or restricted under applicable law, in each case, as determined by the Borrower in good faith (which determination shall be conclusive); provided, further, that the Borrower agrees to use commercially reasonable efforts to overcome any such material adverse tax consequences or restrictions in applicable law;

(d) Without duplication of clause (e) below, 100% of the committed amount of any term loan credit facility entered into with Lenders for the purpose of financing the Transactions (such reduction to occur automatically upon the effectiveness of definitive documentation for such term loan credit facility and receipt by the Lead Arranger of a notice from the Borrower that such term loan credit facility constitutes a Qualifying Term Loan Facility (as defined below)); provided that to the extent such Qualifying Term Loan Facility includes non-Eligible Lenders, the amount of the reduction pursuant to this clause (d) shall be limited to the commitments of Eligible Lenders (whether or not funded) and the funded portion of the commitments of non-Eligible Lenders (if any); and

(e) Excluding clauses (a) and (d) above, 100% of the Net Cash Proceeds actually received by the Borrower or any of its subsidiaries from any Debt Incurrence (as defined below) and (without duplication of (d) above) the Term Loans, in each case after the date of the Commitment Letter to which this Exhibit A is attached (the “Commitment Letter”), whether before or after the Closing Date.

Mandatory prepayments of the Loans and reductions of commitments to the Facility will be applied:

(i) with respect to amounts under clause (a), (b) or (e) above (but excluding the proceeds of any Term Loan), first to Tranche 1 until such Tranche 1 Loans or commitments have been reduced to $0, and then to Tranche 2 until such Tranche 2 Loans or commitments have been reduced to $0, and then to Tranche 3;

(ii) with respect to amounts under clause (d) and, solely with respect to the proceeds of any Term Loan, (e) above, first to Tranche 2 until such Tranche 2 Loans or commitments have been reduced to $0, and then to Tranche 1 until such Tranche 1 Loans or commitments have been reduced to $0, and then to Tranche 3;

(iii) with respect to other amounts under clause (c) above, pro rata between Tranche 1 and Tranche 2 until both Tranche 1 and Tranche 2 Loans or commitments have been reduced to $0, and then to Tranche 3;

or as otherwise agreed by the Borrower and the Lead Arranger.

In addition, upon the Amendment Effective Date, the commitments with respect to Tranche 3 of the Facility shall terminate in full.

In addition, the commitments under the Facility shall automatically terminate upon the first to occur (such date, the “Termination Date”) of (i) the termination of the Acquisition Agreement, (ii) July 30, 2018 (the “Expiration Date”), unless each of the Lenders shall, in their discretion, agree to an extension and (iii) the consummation of the Transactions with or without the funding of the Facility.

The Borrower will deliver the Administrative Agent prompt written notice of any mandatory prepayment or commitment reduction required hereunder.

“Qualifying Term Loan Facility” shall mean a term loan facility entered into by the Borrower and the Lenders for the purpose of financing the Transactions that is subject to conditions precedent to funding and limitations on assignments prior to the Closing Date that are no less favorable to the Borrower than the conditions and limitations set forth herein with respect to the Facility, as determined in good faith by the Borrower (which determination shall be conclusive).

“Debt Incurrence” means any incurrence of third-party debt for borrowed money by the Borrower or any of its subsidiaries, whether pursuant to a public offering or in a Rule 144A or other private placement of debt securities (including debt securities convertible into equity securities) or incurrence of loans under any loan or credit facility, other than (a) debt under the Borrower’s existing Amended and Restated Credit Agreement, dated as of February 4, 2016 (as amended though the date hereof, the “Existing Credit Agreement”), among the Borrower, certain subsidiaries of the Borrower, the lenders from time to time parties thereto and Bank of America, N.A. as administrative agent, in each case, including any extension, replacement, refinancing or other modification of the Existing Credit Agreement (provided that the aggregate amount of commitments and loans under the Existing Credit Agreement as so extended, replaced, refinanced or otherwise modified do not exceed $2,500,000,000), (b) intercompany debt, (c) issuances of commercial paper in the ordinary course, (d) capital leases, purchase money indebtedness and equipment financings, (e) letter of credit facilities, bilateral working capital facilities and short term working capital facilities, working capital facilities of foreign subsidiaries of the Parent and/or the Company, factoring arrangements, hedging and cash management arrangements, (f) overdraft facilities, (g) deferred purchase price obligations, (h) a $100,000,000 general basket, and (i) other exceptions to be mutually agreed.

“Equity Issuance” means any issuance of equity or equity linked securities by the Parent, whether pursuant to a public offering or in a Rule 144A or other private placement, other than (a) issuances of securities pursuant to employee and/or director stock plans or employee and/or director compensation plans, (b) the issuance of common stock, options, units and/or other equity interests of the Borrower or Parent to shareholders and/or employees of the Company as provided in the Acquisition Agreement, (c) issuances among the Parent and its subsidiaries, (d) pursuant to dividend reinvestment programs, (e) securities or interests issued or transferred directly (and not constituting cash proceeds of any issuance of such securities or interests) as consideration in connection with the Acquisition or any other acquisition and (f) other exceptions to be mutually agreed.

“Net Cash Proceeds” shall mean:

(a) with respect to a sale or other disposition of any assets of the Borrower or any of its subsidiaries, the excess, if any, of (i) the cash received in connection therewith (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) payments made to retire any debt that is secured by such asset and that is required to be repaid in connection with the sale thereof (other than the Loans), (B) the reasonable fees and expenses incurred by the Borrower or any of its subsidiaries in connection therewith, (C) taxes reasonably estimated to be payable in connection with such transaction, (D) the amount of reserves established by the Borrower or any of its subsidiaries in good faith and pursuant to commercially reasonable practices for adjustment in respect of the sale price of such asset or assets in accordance with applicable generally accepted accounting principles, provided that if the amount of such reserves exceeds the amounts charged against such reserve, then such excess, upon the determination thereof, shall then constitute Net Cash Proceeds and (E) the pro rata portion of the cash received in connection therewith attributable to minority interests and not available for distribution to or for the account of the Borrower or any of its wholly-owned subsidiaries as a result thereof;

(b) with respect to the Notes, Term Loans or any Debt Incurrence, the excess, if any, of (i) cash received by the Borrower or any of its subsidiaries in connection with such issuance over (ii) the underwriting discounts and commissions and other reasonable expenses incurred by the Borrower or any of its subsidiaries in connection with such issuance; and

(c) with respect to any Equity Issuance, the excess of (i) the cash received in connection with such issuance over (ii) the underwriting discounts and commissions and other reasonable expenses incurred by the Borrower or any of its subsidiaries in connection with such issuance.

Documentation:	The Facility will be documented under a credit agreement (the “Credit Agreement”) which will be negotiated in good faith, and which will contain covenants and other terms consistent with this Term Sheet and, subject to the foregoing, will otherwise be consistent with and substantially similar to, the Existing Credit Agreement, as amended to permit the Transactions (including the existing indebtedness of the Company and its subsidiaries that will remain outstanding after the Acquisition, it being understood that such existing indebtedness will count as utilization of the “Permitted Priority Amount” basket as such basket shall be increased pursuant to such amendment), and will take into account and be modified fully as appropriate to reflect the terms set forth in this Commitment Letter and taking into account differences related to the Borrower, the Company and their respective subsidiaries after giving pro forma effect to the Transactions (including as to operational and strategic requirements of the Borrower, the Company and their respective subsidiaries after giving pro forma effect to the Transactions in light of their size, industries, businesses, business practices and business plans) and operational and administrative changes reasonably requested by the Administrative Agent, and in any event will contain only those conditions to borrowing, prepayments, representations and warranties, covenants and events of default expressly set forth in this Term Sheet. For the avoidance of doubt, if, following the Acquisition, the Company and the Acquired Business (or any portion thereof) are subsidiaries of the Parent but not subsidiaries of the Borrower, the Company and the Acquired Business (or such portion thereof) shall be treated as if they were subsidiaries of the Borrower for all purposes (including for purposes of the financial covenants and the “Mandatory Commitment Reductions and Prepayments” section set forth above) under the Facility Documentation and the Parent shall covenant to cause the Company and the Acquired Business (or such portion thereof) to comply with the Facilities Documentation as if they were subsidiaries of the Borrower and cause the Company to sign a customary joinder agreement to the Credit Agreement to such effect. Notwithstanding the foregoing, the only conditions to the availability of the Facility on the Closing Date shall be the applicable conditions set forth in the Funding Conditions Provision and in Exhibit B to this Commitment Letter.

Representations and Warranties:	Applicable to the Parent, the Borrower and, to the extent consistent with the standard under “Documentation” above, the Borrower’s subsidiaries, and limited to the following: existence, qualification and power; authorization; no contravention; governmental authorization; other consents; binding effect; financial statements; no material adverse effect; litigation; no default; ownership of property; liens; environmental compliance; insurance; taxes; ERISA compliance; subsidiaries; joint ventures; margin regulations; Investment Company Act; disclosure; compliance with laws; taxpayer identification number; other identifying information; intellectual property; licenses, etc.; sanctions restrictions; anti-corruption laws; and EEA financial institutions, subject, in the case of each of the foregoing representations and warranties, to qualifications and limitations for materiality consistent with the standard set forth under “Documentation” above.

Affirmative Covenants:	Applicable to the Parent, the Borrower and, to the extent consistent with the standard under “Documentation” above, the Borrower’s subsidiaries, and limited to the following: delivery of financial statements, certificates and other notices and information; notice of default; payment of obligations; preservation of existence, etc.; maintenance of properties; maintenance of insurance; compliance with laws; books and records; inspection rights; use of proceeds; approvals and authorizations; sanctions; and anti-corruption laws, subject, in the case of each of the foregoing covenants, to exceptions and qualifications consistent with the standard set forth under “Documentation” above.

Negative Covenants:	Applicable to the Parent (solely with respect to the covenant relating to fundamental changes), the Borrower and, to the extent consistent with the standard under “Documentation” above, the Borrower’s subsidiaries, and limited to the following: liens; investments; indebtedness; fundamental changes; dispositions; restricted payments; change in nature of business; transactions with affiliates; burdensome agreements;

use of proceeds; sanctions restrictions; and anti-corruption laws, subject, in the case of each of the foregoing covenants subject to exceptions, qualifications and, as appropriate, baskets to be agreed upon consistent with the standard set forth under “Documentation” above.

Financial Covenants:

As of the last day of each fiscal quarter of Borrower commencing with the first full fiscal quarter end date occurring after the Closing Date, the Consolidated Leverage Ratio (defined in a manner consistent with the standard set forth under “Documentation” above) shall not be greater than 5.50:1.00.

As of the last day of each fiscal quarter of Borrower commencing with the first full fiscal quarter end date occurring after the Closing Date, the Consolidated Interest Coverage Ratio (defined in a manner consistent with the standard set forth under “Documentation” above) shall not be less than 3.00:1.00.

Events of Default:

Applicable to the Parent (to the extent applicable), the Borrower and, to the extent consistent with the standard under “Documentation” above, their respective subsidiaries, and limited to the following: nonpayment of principal, interest or other amounts; violation of covenants; inaccuracy of representations and warranties in any material respect; cross default and cross acceleration to material indebtedness; bankruptcy and insolvency of the Parent, the Borrower or any significant subsidiaries of the Borrower; material monetary judgments; ERISA events; invalidity of loan documents; and change of control (modified to remove clause (b) of the definition of “Change of Control” in the Existing Credit Agreement), in the case of each of the foregoing defaults subject to threshold, notice and grace period provisions consistent with the standard set forth under “Documentation” above.

Without limiting the limitations set forth in the Funding Conditions Provision or the Conditions Precedent to Funding set forth below, during the period from and including the signing of the Facility Documentation to and including the Termination Date (the “Limited Conditionality Period”), and notwithstanding (i) that any representation or warranty made on any date other than the Closing Date was incorrect, (ii) any failure by the Borrower to comply with the affirmative covenants, negative covenants, financial covenants or any other obligation under the Facility Documentation, related notes, related fee letters (including the Fee Letter), this Commitment Letter or any other credit documentation, (iii) any provision to the contrary in the Facility Documentation or otherwise or (iv) that any condition to the effectiveness of the Facility Documentation may subsequently be determined not to have been satisfied, neither the Administrative Agent nor any Lender shall be entitled to (1) cancel any of its commitments under the Facility (except as set forth in “Mandatory Prepayments and Commitment Reductions” above), (2) rescind, terminate or cancel the Facility Documentation or exercise any right or remedy or make or enforce any claim under the Facility Documentation, related notes, related fee letters (including the Fee Letter) or otherwise it may have to the extent to do so would prevent, limit or delay the making of its Loans thereunder, (3) refuse to participate in making its Loan thereunder or (4) exercise any right of set-off or counterclaim in respect of its Loan thereunder to the extent to do so would prevent, limit or delay the making of its Loan; provided in each case that the applicable conditions precedent to the making of such loans set forth in the Funding Conditions Provision and Conditions Precedent to Funding provision below have been satisfied on or prior to the Closing Date; provided, further, that with respect to items (1) through (4) above, the foregoing shall not apply if a bankruptcy event of default with respect to the Parent or the Borrower has occurred and is continuing under the Facility Documentation. For the avoidance of doubt, immediately after the expiration of the Limited Conditionality Period, all of the rights, remedies and entitlements of the Administrative Agent and the Lenders shall be available notwithstanding that such rights were not available prior to such time as a result of the foregoing.

Conditions Precedent to Funding:	The obligations of the Lenders to make the Loans on the Closing Date will be subject only to the Funding Conditions Provision and conditions precedent referred to in Exhibit B to the Commitment Letter, it being understood and agreed that there are no other conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of this Commitment Letter, the Fee Letter and the Facility Documentation.

Assignments and Participations:	After the Closing Date, the Lenders may assign all or, in an amount not less than $5,000,000, any part of, their loans under the Facility to their affiliates (other than the Borrower, its affiliates and natural persons), approved funds or one or more banks, financial institutions or other entities, subject to the consent of the Administrative Agent and the Borrower, in each case not to be unreasonably withheld, conditioned or delayed; provided that assignments made after the Closing Date to affiliates of Lenders (other than natural persons) or approved funds will not be subject to the above described consent or minimum assignment amount requirements. Upon such assignment, the assignee will become a Lender for all purposes under the Credit Agreement. A $3,500 processing fee will be required in connection with any such assignment, with exceptions to be agreed. Prior to the Closing Date, assignments of the commitments shall only be permitted to Eligible Lenders in accordance with the provisions of the Commitment Letter. The Lenders will also have the right to sell participations without restriction, subject to customary limitations on voting rights, in their loans under the Facility.

Requisite Lenders:	Lenders holding a majority in interest of the commitments and Loans under the Facility or, where provided in the Existing Credit Agreement, all Lenders or all affected Lenders; provided that any amendments or waivers that adversely affect lenders in one Tranche differently than Lenders in another Tranche will require the approval of the Lenders holding the majority of Loans or commitments under each Tranche which is adversely and differently affected thereby.

Yield Protection:	The Facility Documentation will contain provisions relating to yield protection consistent with the standard set forth under “Documentation” above.

Defaulting Lenders:	The Facility Documentation will contain provisions relating to “Defaulting Lenders” consistent with the standard set forth under “Documentation” above.

Indemnity and Expense Reimbursement:	The Facility Documentation will contain provisions relating to indemnity, expense reimbursement, exculpation and related matters consistent with the standard set forth under “Documentation” above.

Governing Law and Jurisdiction:	The Facility Documentation and other loan documentation will be governed by New York law (subject to exceptions corresponding to those set forth in the Commitment Letter).

European Union Bail-in Provisions:	The Facility Documentation will contain customary European Union bail-in provisions consistent with the standard set forth under “Documentation” above.

Counsel to the Lead Arranger and the Administrative Agent:	Davis Polk & Wardwell LLP.

SCHEDULE I TO EXHIBIT A

Interest Rates:	The interest rates for borrowings under the Facility will be, at the option of the Borrower, (i) LIBOR or (ii) Base Rate, plus, in each case, the applicable LIBOR Margin or Base Rate Margin depending upon the Debt Rating (as defined below), as set forth in the pricing grid below.

Debt Rating	Pricing Level 1 A- / A3 or better		Pricing Level 2 BBB+ / Baa1		Pricing Level 3 BBB / Baa2		Pricing Level 4 BBB- / Baa3		Pricing Level 5 BB+ / Ba1 or worse
	LIBOR Margin	Base Rate Margin	LIBOR Margin	Base Rate Margin	LIBOR Margin	Base Rate Margin	LIBOR Margin	Base Rate Margin	LIBOR Margin	Base Rate Margin
Closing Date until 89 days following the Closing Date	87.5 bps	0.0 bps	100.0 bps	0.0 bps	125.0 bps	25.0 bps	150.0 bps	50.0 bps	175.0 bps	75.0 bps
90th day following the Closing Date until 179th day following the Closing Date	112.5 bps	12.5 bps	125.0 bps	25.0 bps	150.0 bps	50.0 bps	175.0 bps	75.0 bps	200.0 bps	100.0 bps
180th day following the Closing Date until 269th day following the Closing Date	137.5 bps	37.5 bps	150.0 bps	50.0 bps	175.0 bps	75.0 bps	200.0 bps	100.0 bps	225.0 bps	125.0 bps
From the 270th day following the Closing Date	162.5 bps	62.5 bps	175.0 bps	75.0 bps	200.0 bps	100.0 bps	225.0 bps	125.0 bps	250.0 bps	150.0 bps

Each of “LIBOR” and “Base Rate” shall have the meanings given in the Existing Credit Agreement (as modified as described in the “Documentation” section of the Term Sheet).

“Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”) of the Borrower’s non-credit-enhanced, senior unsecured long-term debt; provided that (a) if the respective Debt Ratings issued by the foregoing rating agencies differ by one level, then the Pricing Level for the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 5 being the lowest); (b) if there is a split in Debt Ratings of more than one level, then the Pricing Level that is one level lower

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than the Pricing Level of the higher Debt Rating shall apply; (c) if the Borrower has only one Debt Rating, the Pricing Level that is one level lower than that of such Debt Rating shall apply; and (d) if the Borrower does not have any Debt Rating, Pricing Level 5 shall apply.

The Borrower may elect interest periods of one, two, three or six months for LIBOR loans (or any other period that is twelve months or less, subject to the consent of each Lender).

Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of Base Rate loans based on the prime rate). Interest shall be payable at the end of each applicable interest period (and at three-month intervals in the case of interest periods exceeding three months) on LIBOR loans and quarterly on Base Rate loans.

Default Rate:	Subject to applicable law, during the continuance of any payment event of default under the Credit Agreement only, with respect to overdue principal, at the applicable interest rate plus 2.0% per annum, and with respect to any other overdue amount (including overdue interest), the interest rate applicable to Base Rate loans plus 2.0% per annum.

Ticking Fee:

The Borrower will pay a fee (the “Ticking Fee”), for the ratable benefit of the Lenders, in an amount equal to a rate per annum equal to the Applicable Ticking Fee Rate as determined based on the Borrower’s Debt Rating times the actual daily undrawn portion of the commitments in respect of the Facility, calculated based on the number of days (if any) elapsed in a 360-day year, from and including the later of (x) the date of execution of the Facility Documentation and (y) the day that is 60 days after the Commitment to but excluding the Fee Payment Date (as defined below), payable upon the earlier of (i) termination or expiration of the commitments under the Facility and (ii) the Closing Date (the “Fee Payment Date”).

“Applicable Commitment Fee Rate” means the percentage determined as per the pricing grid below.

Debt Rating	Pricing Level 1 A- / A3 or better	Pricing Level 2 BBB+ / Baa1	Pricing Level 3 BBB / Baa2	Pricing Level 4 BBB- / Baa3	Pricing Level 5 BB+ / Ba1 or worse
Applicable Ticking Fee Rate	10.0 bps	12.5 bps	15.0 bps	20.0 bps	30.0 bps

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Duration Fees:	The Borrower will pay a fee (the “Duration Fee”), for the ratable benefit of the Lenders, in an amount equal to (i) 0.50% of the aggregate principal amount of the Loans under the Facility outstanding on the date which is 90 days after the Closing Date, due and payable in cash on such 90th day (or if such day is not a business day, the next business day); (ii) 0.75% of the aggregate principal amount of the Loans under the Facility outstanding on the date which is 180 days after the Closing Date, due and payable in cash on such 180th day (or if such day is not a business day, the next business day); and (iii) 1.00% of the aggregate principal amount of the Loans under the Bridge Facility outstanding on the date which is 270 days after the Closing Date, due and payable in cash on such 270th day (or if such day is not a business day, the next business day).

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EXHIBIT B

Project Home

Summary of Additional Conditions

All capitalized terms used but not defined herein shall have the meaning given to them in the Commitment Letter to which this Summary of Additional Conditions is attached, including the other Exhibit thereto.

Except as otherwise set forth below, the initial borrowing under the Facility shall be subject to the satisfaction or waiver of the following additional conditions:

1. The execution (as applicable) and delivery of the Facility Documentation by the Borrower and the Parent on terms consistent with the Commitment Letter and Fee Letter.

2. The Acquisition shall have been or, substantially concurrently with the initial borrowing under the Facility shall be, consummated in all material respects in accordance with the terms of the Acquisition Agreement, without giving effect to any modifications, amendments, waivers or consents thereunder by the Borrower that are materially adverse to the Lenders without the consent of the Lead Arranger (such consent not to be unreasonably withheld, conditioned or delayed), it being understood and agreed that (i) any reduction in the aggregate Mixed Election Cash Consideration (as defined in the Acquisition Agreement as in effect on the date hereof) and/or the aggregate Mixed Election Stock Consideration (as defined in the Acquisition Agreement as in effect on the date hereof) shall be deemed to be materially adverse to the Lenders unless such reduction (a) is equal to or less than 5% in the aggregate of the Merger Consideration (as defined in the Acquisition Agreement as in effect on the date hereof) and (b) any such reduction in the aggregate Mixed Election Cash Consideration is applied to reduce the commitments under the Facility on a dollar-for-dollar basis, (ii) any increase in the aggregate Mixed Election Cash Consideration and/or Mixed Election Stock Consideration that is funded with proceeds of equity shall not be deemed to be materially adverse to the Lenders and (iii) any change in the definition of “Company Material Adverse Effect” in the Acquisition Agreement shall be deemed to be materially adverse to the Lenders.

3. After the date of the Acquisition Agreement, there shall not have occurred any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, has resulted, or would reasonably be likely to result, in a Company Material Adverse Effect (as defined in the Acquisition Agreement).

4. All fees and reimbursement of expenses invoiced no later than 2 business days prior to Closing Date related to the Transactions payable to the Lead Arranger, the Administrative Agent or the Lenders shall have been paid to the extent due.

5. The Lead Arranger shall have received (a) audited consolidated annual balance sheets and related statements of operations and comprehensive income, stockholders equity and cash flows of the Company for the three most recently completed fiscal years ended at least 60 days before the Closing Date, (b) unaudited interim consolidated balance sheets and related statements of operations and comprehensive income and cash flows of the Company for any subsequent interim financial period ended at least 40 days prior to the Closing Date, and for the comparable period of the prior fiscal year, (c) audited consolidated annual balance sheets and related statements of operations and comprehensive income, stockholders equity and cash flows of the Parent for the three most recently completed fiscal years ended at least 60 days before the Closing Date, (d) unaudited interim consolidated balance sheets and related statements of operations and comprehensive income and cash flows of the Parent for any subsequent interim financial period ended at least 40 days prior to the Closing Date, and for the comparable period of the prior fiscal year, and (e) customary unaudited pro forma financial statements of the Parent giving effect to the Transactions, as of the date of and for the period ending on the date of the latest financial statements delivered under clause (c) or (d) above, in each case as required by and prepared in compliance with Rule 3-05 and Article 11 of Regulation S-X under the Securities Act, as applicable, regardless of when the Parent is required to file such financial statements with the Securities and Exchange Commission, and in each of (a) through (e) meeting the requirements of Regulation S-X under the Securities Act. The Company’s or the Parent’s, as applicable, filing of any (i) required audited financial statements with respect to the Company on Form 10-K, (ii) required unaudited financial statements with respect to the Company on Form 10-Q, (iii) required audited financial statements with respect to the Parent on Form 10-K, (iv) required unaudited financial statements with respect to the Parent on Form 10-Q, in each case, will satisfy the requirements under clauses (a), (b), (c) or (d), as applicable, of the first sentence of this paragraph. The Lead Arranger hereby acknowledges receipt of the financial statements (I) in the foregoing clause (a) for the fiscal years ended December 31, 2014, December 31, 2015 and December 31, 2016, (II) in the foregoing clause (b) for the fiscal quarter ended March 31, 2017, (III) in the foregoing clause (c) for the fiscal years ended December 31, 2014, December 31, 2015 and December 31, 2016 and (IV) in the foregoing clause (d) for the fiscal quarter ended March 31, 2017.

6. The Lead Arranger shall have received at least three business days prior to the Closing Date all documentation and information as is reasonably requested in writing by the Administrative Agent, at least 10 business days prior to the Closing Date, about the Parent and the Borrower required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation the PATRIOT Act.

7. The Lead Arranger shall have received a certificate of the chief financial officer or treasurer (or other comparable officer) of the Parent substantially in the form of Annex I attached hereto certifying the solvency, after giving effect to the Transactions, of the Parent and its subsidiaries on a consolidated basis.

8. Substantially concurrently with the availability of the Facility on the Closing Date, all commitments under the Existing Skylight Credit Agreement shall be terminated in full and all principal, interest and accrued and unpaid invoiced fees and expenses thereunder then outstanding shall be repaid in full.

9. The Specified Representations and, to the extent required by the Funding Conditions Provision, the Company Representations shall be true and correct in all material respects on and as of the Closing Date (although any Specified Representation or Company Representation which expressly relates to a given date or period shall be required only to be true and correct in all material respects as of the respective date or for the respective period, as the case may be).

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10. The Borrower shall have caused to be delivered customary legal opinions from Debevoise & Plimpton LLP or other counsel reasonably acceptable to the Lead Arranger, customary charter documents and certificates from public officials, customary officer’s certificates with respect to incumbency and satisfaction of closing conditions, customary evidence of authority and a customary borrowing notice, in each case in customary form for the Facility.

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ANNEX I to EXHIBIT B

Form of Solvency Certificate

Date:         , 20[ ]

To the Administrative Agent and each of the Lenders party to the Credit Agreement referred to below:

I, the undersigned, the [Chief Financial Officer] of         , a                           (the “Parent”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon (i) facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such fact and circumstances after the date hereof) and (ii) such materials and information as I have deemed relevant to the determination of the matters set forth in this certificate, that:

1. This certificate is furnished to the Administrative Agent and the Lenders pursuant to Section      of the Credit Agreement, dated as of                      , 20[ ], among              (the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.

2. For purposes of this certificate, the terms below shall have the following definitions:

(a) “Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of the Parent and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b) “Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Parent and its Subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c) “Stated Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Parent and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.

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(d) “Identified Contingent Liabilities”

The maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of the Parent and its Subsidiaries taken as a whole after giving effect to the Transactions (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as and to the extent identified and explained in terms of their nature and estimated magnitude by responsible officers of the Parent.

(e) “Will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature”

For the period from the date hereof through the Maturity Date, the Parent and its Subsidiaries taken as a whole will have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable.

(f) “Do not have Unreasonably Small Capital”

For the period from the date hereof through the Maturity Date, the Parent and its Subsidiaries taken as a whole after consummation of the Transactions is a going concern and has sufficient capital to ensure that it will continue to be a going concern for such period.

3. For purposes of this certificate, I, or officers of the Parent under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a) I have reviewed the financial statements referred to in Section     of the Credit Agreement.

(b) I have knowledge of and have reviewed to my satisfaction the Credit Agreement.

(c) As [chief financial officer] of the Parent, I am familiar with the financial condition of the Parent and its Subsidiaries.

4. Based on and subject to the foregoing, I hereby certify on behalf of the Parent that after giving effect to the consummation of the Transactions, it is my opinion that (i) the Fair Value and Present Fair Salable Value of the assets of the Parent and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) the Parent and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iii) the Parent and its Subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature.

*  *  *

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IN WITNESS WHEREOF, the Parent has caused this certificate to be executed on its behalf by its Chief Financial Officer as of the date first written above.

DISCOVERY COMMUNICATIONS, INC.

By:
Name:
Title: [Chief Financial Officer]

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